Cyclone Energy, Inc.

CYCLONE ENERGY, INC.: INDEPENDENT CONTRACTOR AGREEMENT

Independent Contractor Agreement ("**Agreement**") dated as of Nov. 15, 2005, between Cyclone Energy, Inc. ("Company") and Robert Weiermair ("**Independent Contractor**") furnishing the services of Robert Weiermair ("**Representative**")] to Company and to perform each and all of the duties and obligations of Independent Contractor in connection with the engagement hereunder.

This Agreement dated as of November 15, 2005, confirms our agreement in connection with your present retention as an Independent Contractor V.P. designee of Cyclone Energy, to be formed as a California corporation, which Independent Contract will commence as of November 15, 2005 and continue after the corporation "Cyclone Energy, Inc." is formed (with you as V.P. of the corporation once formed) (hereinafter both the pre-formation and post-formation business entity shall be called "**CYCLONE**"), pursuant to the following terms and conditions:

1. Engagement. Company hereby engages Independent Contractor to provide the services of Representative as a Vice President of Technology and Business Development executive in connection with developing new business contacts for Company, introducing Company to potential new business clients and evaluating and securing technologies relevant to the companies primary business of manufacturing, distributing and consuming hydrogen as a transportation fuel and otherwise in connection with the business activities of Company, and Independent Contractor hereby accepts such engagement and agrees to cause Representative to render exclusive services to Company, upon the terms and subject to the conditions set forth herein, and agrees to cause Representative to render such services to the best of Representative's ability and to cause Representative to use Representative's best efforts to further the good name of Company.

2. Compensation. As full and complete consideration for all of the undertakings and agreements of Independent Contractor and representative hereunder, the services of representative and the results and proceeds thereof, and all rights herein granted to Company, and provided Independent Contractor and Representative fully and faithfully comply with the terms of this Agreement and subject to all of the terms and conditions hereof:

(a) Company shall pay Independent Contractor the sum of five thousand dollars, payable on a monthly basis.

(b) Representative has purchased 3,000,000 shares of **CYCLONE** Common Shares ("**Shares**") at the purchase price of $0.001 per share, if Representative's employment with **CYCLONE** is terminated then the Shares shall be subject to a company buyback at the purchase price of $.001 as follows: 2,400,000 if terminated between Nov. 15, 2005 and Nov. 14, 2006; 1,600,000 if terminated between Nov. 15, 2006 and Nov. 14, 2007; 800,000 if terminated between Nov. 15, 2007 and Nov. 14, 2008; or if the Representative elects to become a full-time employee of the Company as per item

3.herein and at the completion of 6 months of full time employment the 3,000,000 **CYCLONE** Common Shares purchased by the Representative, shall be completely vested, irrevocable and NOT subject to any buy-back from that point forward.

3. Term. Independent Contractor shall cause Representative to render Representative's services as, where and when required by Company hereunder, but primarily in the State of California, commencing on the date of full execution of this agreement, and continuing thereafter for a period of thirty-six (36) months, or as otherwise provided in this agreement. In the event that Independent Contractor believes that the timing is appropriate for the Independent Contractor to provide full time services to the Company then the Company shall offer the Independent Contractor full time employment as its' President at the rate of twenty-five thousand per month.

4. Rights. Independent Contractor and representative hereby grant to Company and Company shall own all right and interest in and to the results and proceeds of Independent Contractor's and Representative's services hereunder. All documents, correspondence, notes, memoranda, and other written records of any kind made by representative during and in connection with representative's engagement hereunder shall be and remain the sole property of Company and upon the expiration or termination of this Agreement, Independent Contractor shall deliver all such material to Company.

5. Non-performance by Independent Contractor; Termination.

(a) Non-Performance. In the event of Independent Contractor's or Representative's failure, refusal or neglect to perform the services required hereunder, whether due to illness, accident or otherwise, Company shall have the right, in addition to any other rights and remedies to which Company may be entitled at law or in equity, to cease to pay Independent Contractor any compensation payable hereunder until Independent Contractor notifies Company that Independent Contractor is ready, able and willing to resume the rendition of Independent Contractor's and representative's services in accordance with the terms of this agreement. If, by reason of mental or physical disability or otherwise, Independent Contractor or Representative is incapacitated from fully performing the obligations hereunder or if there is an event or situation which interferes with Representative's services hereunder, then Company shall have the right, by notice to Independent Contractor, to suspend this Agreement for the duration of such disability, incapacity or impairment, and to extend the term, of this Agreement for a like period of time, and no compensation need be paid Independent Contractor during such period of suspension. If any such disability, incapacity or impairment continues for a period in excess of two (2) weeks, then, in addition to the foregoing right of suspension, Company shall have the right and option to cancel and terminate this Agreement in which event Company shall be relieved and released of any and all further obligations hereunder (other than to make payment of any sums theretofore earned by Independent Contractor hereunder).

(b) Termination. In addition to any other right or remedy available to Company at law or at equity, Company shall have the right to terminate this Agreement by notice to Independent Contractor in the event of a breach of any of the terms and conditions hereof or the commission of gross or willful misconduct by Independent Contractor or Representative or in the event of Representative's death, whereupon, Company shall have no obligation to pay any compensation hereunder after the date of said notice.

6. This Agreement is for personal services and may not be assigned in whole or in part by Independent Contractor nor may the duties of Independent Contractor or Representative hereunder be delegated to any third party.

7. Independent Contractor Status.

(a) The relationship between Company, on the one hand, and Independent Contractor and Representative on the other hand, created by this Agreement is not an employer-employee relationship, and neither Independent Contractor nor Representative shall be deemed to be an employee of Company for any purposes whatsoever by reason hereof. Independent Contractor and/or Representative will pay all payroll taxes, contributions for unemployment insurance, worker's compensation payments and any applicable similar payments which are now or may hereafter be measured by the compensation paid to Independent Contractor hereunder, and will file all required returns relating thereto. Independent Contractor and Representative shall file their own federal, state and other applicable tax returns on the basis of their status as independent contractors. Independent Contractor and/or Representative shall reimburse Company for any and all such taxes, payments or contributions which Company may be required to pay by ruling, regulation, court decision or otherwise, which may be assessed as a result of Independent Contractor and/or Representative not complying with the provisions of this Paragraph 7.

(b) Independent Contractor hereby represents, warrants and agrees that it is free to enter into this Agreement, that it is a corporation, organized and validly existing under the laws of the State of Independent Contractor's corporate domicile, that it has entered into an employment agreement with representative pursuant to which Representative is obligated to render his or her services exclusively to Independent Contractor for at least the full term hereof and that under said agreement with representative, Independent Contractor has the exclusive right to control and lend Representative's services and grant the rights as herein provided, and that neither Independent Contractor nor representative is subject to any obligations or disability which will prevent or interfere with either Independent Contractor or Representative fully keeping and performing all the agreements, covenants and conditions to be kept or performed hereunder, and that neither Independent Contractor nor Representative has made nor will make any agreement, commitment, grant or assignment, or will do, or omit to do, any act or thing which could or might interfere with or impair the complete enjoyment of the rights granted and the services to be rendered to Company hereunder.

(c) Notwithstanding the fact that Independent Contractor is furnishing Representative's services to Company hereunder, for the purposes of any applicable Worker's Compensation statute, an employment relationship exists between Company and Representative, Company being Representative's special employer hereunder and Independent Contractor being Representative's general employer (as the terms "special employer" and "general employer" are understood for purposes of Worker's Compensation statutes). Between Independent Contractor and Company, Company shall have the exclusive right to direct and control the performance of Representative's services hereunder. The right and remedies, if any, of Representative and/or Representative's heirs, executors, administrators, successors and assigns against Company and/or Company's agents or employees (including other "general employers,"

"special employers," and "special employees) by reason of injury, illness, disability or death arising out of and occurring in the course of this employment shall be governed by and limited to those provided under such Worker's Compensation statutes and neither Company, nor Company's agents or employees, shall have any other obligation or liability by reason of any such injury, illness, disability or death. If the applicability of any Worker's Compensation statutes to the engagement of representative's services hereunder is dependent upon (or may be affected by) an election on the part of the Independent Contractor, Representative and/or LitFunding Corp., such election is hereby made in favor of such application.

8. Expenses. Company shall pay to Independent Contractor the sum of no more than One Thousand Dollars ($1,000.00) at the end of each month to cover ordinary and necessary reasonable business expenses in connection with activities hereunder. Independent Contractor shall submit to Company on a weekly basis receipts to back up such reasonable business ' expenses. If at the termination of this Agreement any advances have not been properly accounted for Independent Contractor shall promptly return to Company an amount equal to the advances as to which there has not been a full and proper accounting. If Independent Contractor in any month of the term intends to incur more than One Thousand Dollars ($1,000.00) in business expenses, or intends to incur an unusual expense, Representative shall discuss same with Company and shall not incur such expense without the advance approval of Company.

9. Office. During the term hereof, Representative may have the limited use of Company's office in Los Angeles, currently located at 22525 Pacific Coast Highway, #101, Malibu, CA 90265 with limited access business equipment (computer, phones, fax machine, files, etc.) being provided by Company.

10. Sales Receipts. During the term, Independent Contractor shall cause Representative to submit monthly written sales reports and updates to Company detailing the status of Representative's activities and contacts during the prior month. Of course, Company also expects Representative to be in constant contact on a more informal basis concerning Representative's activities.

11. Business Cards. Representative shall be provided with business cards which will have a mutually agreeable title included on them such as "V.P. of Technology and Business Development."

12. Confidential Information. Independent Contractor recognizes and acknowledges that Representative shall receive in the course of Representative's services hereunder certain confidential information and trade secrets concerning Company's business and affairs which may be of great value to Company. Independent Contractor, therefore, agrees that Representative will not (except as may be required by law), disclose any such information relating to Company, Company's personnel or operations, or any idea or project being considered by Company or being used by Company and/or produced by Company, to any third party or in any way use such information in any manner which could adversely affect Company's business.

13. Entire Agreement. This Agreement contains the entire understanding between Company and Independent Contractor with respect to the transactions contemplated hereby and supersedes all prior negotiations and understandings between the parties with respect to the matters set forth herein. No parties shall be bound nor shall be

Cyclone Energy, Inc.

deemed to have made any representation, warranty or covenant except those discharged, or terminated except by an instrument in writing signed by the parties hereto.

14. Notices. Any notice, request, instrument or other document to be given hereunder shall be in writing and, except as otherwise provided for herein, shall be deemed to have been given if personally delivered or sent by registered or certified mail or express or overnight mail addressed to the parties at their respective addresses set forth below, or to such other addresses as the parties may have notified the other in writing, provided, however, that notice of change of address shall be effectively only upon actual receipt thereof.

15. Obligations. If Independent Contractor and Representative are ready, willing and able to perform hereunder and are not in breach hereof, Company shall have fully discharged its' obligations by payment to Independent Contractor of the consideration specified in Paragraph 2 hereof.

In witness whereof, the parties hereto have executed the Agreement as of the date specified below.

Cyclone Energy, Inc..	ROBERT WEIFERMAIR
By: [signature]	By: ______________
Its: CEO	Its: ______________

Cyclone Energy, Inc.

ACKNOWLEDGMENT

As an inducement to Cyclone Energy, Inc., ("Cyclone") to enter into the foregoing agreement ("Agreement"), dated, with ("Independent Contractor"), and as a material part of the consideration moving to Cyclone to do so, and in consideration of the benefits I shall derive therefrom, I, the undersigned, hereby represent, warrant and agree as follows:

1. That I am familiar with each and all of the terms, covenants and conditions of the Agreement, and consent and agree to the execution and delivery thereof by Independent Contractor; that I shall render all services, grant all rights and perform all other obligations to be performed and/or granted by me as provided for in the Agreement, and that Cyclone shall have all rights, privileges and remedies granted to Cyclone hereunder;

2. That I shall comply with all of the terms, covenants and conditions of the Agreement on my part to be complied; that I hereby join in the representations, warranties, agreements and indemnities made by Independent Contractor as though I was a party thereto; and that I am under no obligation or disability created by law or otherwise which would or might prevent or restrict me from so doing;

3. That I shall look solely to Independent Contractor for all compensation to be paid to me for all services and obligations to be performed by me and all rights, licenses and privileges to be granted by me, and I waive any claim against Cyclone for wages, salary, or other compensation of any kind for any services which I may render or rights which I may grant pursuant to the Agreement; provided, however, that in the event Cyclone exercises its rights to substitute me as a direct party to the Agreement in the place and stead of Independent Contractor, Cyclone shall pay the compensation specified in the Agreement directly to me, provided that I shall deliver to Cyclone a released signed by Independent Contractor in a form satisfactory to Cyclone waiving all claims by Independent Contractor to the compensation specified in the Agreement, and provided further that Cyclone shall have the right to offset against the compensation otherwise payable to me the amount of any damages or expenses arising out of or relating to any breach of Independent Contractor's undertakings or indemnities pursuant to the Agreement;

4. That in no event shall any amendment or termination of the agreement which I now have or any agreement which I may hereafter have with Independent Contractor or any breach of any such agreement by independent Contractor limit or affect any of my obligations or any of the rights, privileges or remedies of Cyclone provided for in the Agreement and, in such event, I agree that I shall look solely to Independent Contractor for any remedies arising out of such breach or failure to perform, and I expressly agree that I shall continue to perform all services and obligations to be performed by me under the Agreement and Cyclone shall continue to have all rights, privileges and remedies specified therein; and

5. That if Independent Contractor or its successors should be dissolved or should otherwise cease to be able, for any reason whatsoever, to perform and observe each and all of the terms and conditions of the Agreement, I shall, at the election of Cyclone, be deemed to be substituted as a direct party to the Agreement, in the place and stead of Independent Contractor, and I shall be deemed to be engaged directly by Cyclone for the balance of the term of the Agreement upon all the terms and conditions as set forth

therein; that in the event of a breach or threatened breach of the Agreement by Independent Contractor or by me, Cyclone shall be entitled to seek legal and equitable relief by way of injunction or otherwise against Independent Contractor and/or me without the necessity of first resorting to or exhausting any rights or remedies which Cyclone may have against Independent Contractor; all of the foregoing to be to the same extent and with the same force and effect as though I were a direct party to the Agreement in the first instance. I acknowledge for this purpose that the right granted to Cyclone and my services there under are of a special, unique and extraordinary and intellectual character giving them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages.

____________________________________Dated:

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Acknowledgment